ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110179917-08 Filing Date and Time 03/10/2011 9:40 AM Entity Number E0091912008-0

Certificate of Correction (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

1.	The name of the entity for which correction is being made:
OncoSec Medical Incorporated
2.	Description of the original document for which correction is being made:
Certificate of Change Pursuant to NRS 78.209

3.	Filing date of the original document for which correction is being made:	February 9, 2011

4.	Description of the inaccuracy or defect:
The par value of the shares in item 4 is stated incorrectly as $0.001
5.	Correction of the inaccuracy or defect.
3,200,000,000 shares with a par value of $0.0001
6.	Signature:

/s/ Ronald Dela Cruz	President	March 9, 2011
Authorized Signature	Title	Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fee.	Nevada Secretary of State Correction Revised: 3-26-09